Exhibit 4.02.01

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION, AND MAY BE OFFERED AND SOLD ONLY IF REGISTERED AND QUALIFIED PURSUANT TO THE RELEVANT PROVISIONS OF U.S. FEDERAL AND STATE OR APPLICABLE FOREIGN SECURITIES LAWS OR IF THE COMPANY IS PROVIDED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION AND QUALIFICATION UNDER U.S. FEDERAL AND STATE OR APPLICABLE FOREIGN SECURITIES LAWS IS NOT REQUIRED.

APIGEE CORPORATION

2005 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT GRANT NOTICE

Apigee Corporation (the “Company”) hereby grants you the following Restricted Stock Units (“RSUs”) representing its Shares as set forth below (the “Award”). The terms and conditions of this Award are set forth in the Restricted Stock Unit Award Agreement (“RSU Agreement”) and the Apigee Corporation 2005 Stock Incentive Plan (the “Plan”), both of which are attached to and made a part of this document (“Notice of Grant”).

Date of Grant:	[Date of Grant]

Name of Participant:	[Name of Participant]

Total Number of RSUs:	[Number of RSUs]

Vesting Start Date:	[Vesting Start Date]

Expiration Date:	Seven (7) years after Date of Grant

Vesting Schedule:	You will receive a benefit with respect to an RSU only if it vests. Two vesting requirements must be satisfied on or before the Expiration Date in order for an RSU to vest — a time and service-based requirement (the “Time-Based Requirement”) and the “Liquidity Event Requirement” (described below). Your RSUs will not vest (in whole or in part) if only one (or if neither) of such requirements is satisfied on or before the Expiration Date. If both the Time-Based Requirement and the Liquidity Event Requirement are satisfied on or before the Expiration Date, the vesting date (“Vesting Date”) of an RSU will be the first date upon which both of those requirements were satisfied with respect to that particular RSU.

Liquidity Event Requirement

The Liquidity Event Requirement will be satisfied (as to any then-outstanding RSUs that have not theretofore been terminated pursuant to Section 3 of the RSU Agreement) on the first to occur of: (1) an underwritten public offering by the Company of its securities that is registered under the United States Securities Act of 1933, as amended (an “IPO”), or (2) a Change in Control pursuant to which the Shares subject to the RSU will be exchanged for cash and/or readily tradeable securities, or the RSU will be settled for cash and/or readily tradeable securities, or as otherwise determined by the Board (the “RSU Change in Control”).

Time-Based Requirement	The Time-Based Requirement will be satisfied in equal installments as to 1/12th of the Total Number of RSUs on each three (3) month anniversary of the Vest Start Date; in each case subject to Section 3 of the RSU Agreement.

Settlement	If an RSU vests as provided for above, the Company will deliver one Share for that RSU unless at the time of settlement the Board, in its sole discretion, determines that settlement shall, in whole or in part, be in the form of cash, based on the then Fair Market Value of a Share of the Company’s Common Stock. No fractional Shares will be issued or delivered pursuant to the Award, and the Company will determine whether cash will be paid in lieu of any fractional Share or whether such fractional Share and any rights thereto will be canceled, terminated or otherwise eliminated. Settlement will occur within thirty (30) days following the Vesting Date; provided, however, if the Liquidity Event Requirement is triggered by an IPO, settlement will not be made before the earliest of (i) the 181st day following the IPO, (ii) the March 15th following the year in which the IPO occurs, or (iii) the Expiration Date. In no event will an RSU be settled later than two and one-half (2-1/2) months following the end of the year in which the Vesting Date applicable to that RSU occurs.

Acknowledgements	You understand that your employment or consulting relationship with the Company is for an unspecified duration, can be terminated at any time (i.e., is “at-will”), and that nothing in this Notice of Grant, the RSU Agreement or the Plan changes the at-will nature of that relationship. You acknowledge that the vesting of the RSUs pursuant to this Notice of Grant is conditioned on the satisfaction of the Time-Based Requirement and the occurrence, on or before the Expiration Date, of an IPO or RSU Change in Control. You will have no right with respect to the RSUs to the extent an IPO or RSU Change in Control does not occur on or before the Expiration Date (regardless of the extent to which the Time-Based Requirement was satisfied).

By your signature and the signature of the Company’s representative below, you and the Company agree that this RSU is granted under and governed by the terms and conditions of the Plan, this Notice of Grant and the RSU Agreement. You agree that you have reviewed the Plan, this Notice of Grant and the RSU Agreement in their entirety, have had an opportunity to obtain the advice of counsel prior to executing this Notice of Grant, and fully understand all provisions of the Plan, this Notice of Grant and the RSU Agreement. You hereby agree to accept as binding, conclusive and

APIGEE CORPORATION

RESTRICTED STOCK UNIT GRANT NOTICE

final all decisions or interpretations of the Board upon any questions relating to the Plan, this Notice of Grant and the RSU Agreement. You further agree to notify the Company upon any change in your residence address.

You further agree to accept by email all documents relating to the Company, the Plan or the RSUs and all other documents that the Company is required to deliver to its security holders (including, without limitation, disclosures that may be required by the Securities and Exchange Commission). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by email of their availability. You acknowledge that you may incur costs in connection with electronic delivery, including the cost of accessing the internet and printing fees, and that an interruption of internet access may interfere with your ability to access the documents.

[PARTICIPANT]	APIGEE CORPORATION

By:

Its:

APIGEE CORPORATION

RESTRICTED STOCK UNIT GRANT NOTICE

APIGEE CORPORATION

2005 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

Unless otherwise defined herein, the terms defined in the Plan or in the related Notice of Grant, as the case may be, shall have the same defined meanings in this RSU Agreement.

SECTION 1. PAYMENT FOR STOCK UNITS.

No cash payment is required for the RSUs subject to this Award (except to the extent necessary to pay applicable withholding taxes). The RSUs are granted in consideration for past or future Services rendered by Participant.

SECTION 2. VESTING.

The RSUs will vest in accordance with the terms set forth in the Notice of Grant.

SECTION 3. TERMINATION.

If Participant’s Service is terminated for any reason, all RSUs as to which the Time-Based Requirement has not been satisfied as of the date of such termination shall automatically terminate upon such termination. In such event, any RSUs as to which the Time-Based Requirement had been satisfied will (if an IPO or RSU Change in Control had not occurred) remain outstanding until the first to occur of an IPO, RSU Change in Control, or the Expiration Date. In case of any dispute as to whether a termination of Participant’s Service has occurred, the Board shall have sole discretion to determine whether such termination has occurred and the effective date of such termination. Further, if an IPO or RSU Change in Control does not occur on or before the Expiration Date, all RSUs (regardless of whether or not, or the extent to which, the Time-Based Requirement had been satisfied as to such RSUs) shall automatically terminate upon such Expiration Date. Upon a termination of one or more RSUs pursuant to this Section 3, Participant shall have no further right with respect to such RSUs.

SECTION 4. NATURE OF RESTRICTED STOCK UNITS.

The RSUs are mere bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue Shares on a future date. As a holder of RSUs, Participant has no rights other than the rights of a general creditor of the Company.

SECTION 5. NO STOCKHOLDER RIGHTS.

Unless and until such time as Shares are issued in settlement of vested RSUs, Participant shall have no ownership of the Shares (including, without limitation, voting rights). Further, Participant shall have no right to dividends (or as to any adjustment for dividends, other than stock dividends) as to any dividend record date that occurs before such Shares are issued in settlement of vested RSUs.

SECTION 6. NO TRANSFER.

The RSUs and any interest therein shall not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of.

SECTION 7. TAX MATTERS.

(a)	Withholding Taxes. Prior to the settlement of the RSUs, Participant shall pay or make adequate arrangements satisfactory to the Company and/or Participant’s actual employer (the “Employer”) to satisfy any or all withholding obligations of the Company and/or the Employer for income tax, social insurance, payroll tax, payment on account or other tax-related items (“Tax-Related Items”). In this regard, Participant authorizes the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by Participant from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer. With the Company’s consent, these arrangements may also include, if permissible under local law, (a) withholding Shares that otherwise would be issued to Participant when the RSUs are settled, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum statutory withholding amount, (b) having the Company withhold taxes from the proceeds of the sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization), or (c) any other arrangement approved by the Company. The Fair Market Value of these Shares, determined as of the effective date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes. Finally, Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of Participant’s participation in the Plan or purchase of Shares that cannot be satisfied by the means previously described. The Company may refuse to deliver the Shares if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items as described in this section, and Participant’s rights to the Shares shall be forfeited if Participant does not comply with such obligations on or before December 31 of the calendar year in which the applicable vesting date for the RSUs occurs.

(b)

Section 409A. The RSUs are intended to be exempt from the application of Section 409A of the Code pursuant to the “short-term deferral exemption” in Treasury Regulation section 1.409A-1(b)(4) and shall be administered and interpreted in a manner that complies with such exemption. To the extent that any provision of this Agreement is ambiguous as to its exemption from Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder are exempt from Section 409A of the Code. Notwithstanding the foregoing, if this Award is interpreted as not being exempt from Section 409A of the Code, it shall be interpreted to comply with the requirements of Section 409A

APIGEE CORPORATION

RESTRICTED STOCK UNIT AGREEMENT

of the Code so that the Award is not subject to additional tax or interest under Section 409A of the Code.

(c)	Acknowledgements. Participant acknowledges that there will be tax consequences upon vesting and/or settlement of the RSUs and/or disposition of the Shares, if any, received hereunder, and Participant should consult a tax adviser regarding Participant’s tax obligations prior to such event. Participant acknowledges that the Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan or acquisition or sale of Shares subject to this award. Participant is hereby advised to consult with Participant’s own personal tax, legal, and financial advisors regarding his or her participation in the Plan. Participant acknowledges that the Company (i) makes no representations or undertakings regarding the tax treatment of the award of RSUs, including but not limited to the grant, vesting, or settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such RSUs, and the receipt of any dividends; and (ii) does not commit to and is under no obligation to structure the terms of the grant of the RSUs to reduce or eliminate Participant’s tax liability or achieve any particular tax result. Participant shall not make any claim against the Company or its Board, officers, or employees related to tax matters arising from this award or Participant’s other compensation.

SECTION 8. LIMITATIONS ON TRANSFER OF SHARES.

In addition to any other limitation on transfer created by applicable securities laws, Participant shall not assign, encumber or dispose of any interest in the Shares issued pursuant to this RSU Agreement except in compliance with the provisions below and applicable securities laws. The Company shall not be required (a) to transfer on its books any Shares which shall have been sold or transferred in violation of any of the provisions set forth in this RSU Agreement or (b) to treat as owner of such Shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such Shares shall have been so transferred.

SECTION 9. MARKET STANDOFF AGREEMENT.

Participant hereby agrees that in connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, including the Company’s initial public offering, Participant shall not, directly or indirectly, engage in any transaction prohibited by the underwriter, or sell, make any short sale of, contract to sell, transfer the economic risk of ownership in, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose or transfer for value or agree to engage in any of the foregoing transactions with respect to any Common Stock without the prior written consent of the Company or its underwriters, for such period of time after the effective date of such registration statement as may be requested by the Company or such underwriters. Such period of time shall not exceed one hundred eighty (180) days and may be required by the underwriter as a market condition of the offering; provided, however, that if either (a) during the last seventeen (17) days of such one hundred eighty (180) day period, the Company issues an

APIGEE CORPORATION

RESTRICTED STOCK UNIT AGREEMENT

earnings release or material news or a material event relating to the Company occurs or (b) prior to the expiration of such one hundred eighty (180) day period, the Company announces that it will release earnings results during the sixteen (16) day period beginning on the last day of the one hundred eighty (180) day period, then the restrictions imposed during such one hundred eighty (180) day period shall continue to apply until the expiration of the eighteen (18) day period beginning on the issuance of the earnings release or the occurrence of the material news or material event; provided, further, that in the event the Company or the underwriter requests that the one hundred eighty (180) day period be extended or modified pursuant to then-applicable law, rules, regulations or trading policies, the restrictions imposed during the one hundred eighty (180) day period shall continue to apply to the extent requested by the Company or the underwriter to comply with such law, rules, regulations or trading policies. Participant hereby agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. To enforce the provisions of this Section, the Company may impose stop-transfer instructions with respect to the Common Stock until the end of the applicable stand-off period.

SECTION 10. COMPLIANCE WITH LAWS AND REGULATIONS.

In accordance with Section 14 of the Plan, the issuance of Shares will be subject to and conditioned upon compliance with all applicable state and federal laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Stock may be listed or quoted at the time of such issuance or transfer. Participant (or the beneficiary or personal representative of Participant in the event of Participant’s death or incapacity, as the case may be) shall deliver to the Company any representations or other documents or assurances as the Company may deem necessary or reasonably desirable to ensure compliance with all applicable legal and regulatory requirements.

SECTION 11. LEGEND ON CERTIFICATES.

The certificates representing the Shares issued hereunder shall be subject to such stop transfer orders and other restrictions as the Board may deem advisable under the Plan, this RSU Agreement or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable Federal or state laws, and the Board may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions, including the following:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION, AND MAY BE OFFERED AND SOLD ONLY IF REGISTERED AND QUALIFIED PURSUANT TO THE RELEVANT PROVISIONS OF U.S. FEDERAL AND STATE AND APPLICABLE FOREIGN SECURITIES LAWS OR IF

APIGEE CORPORATION

RESTRICTED STOCK UNIT AGREEMENT

THE COMPANY IS PROVIDED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION AND QUALIFICATION UNDER U.S. FEDERAL AND STATE AND APPLICABLE FOREIGN SECURITIES LAWS IS NOT REQUIRED.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, ENCUMBERED OR IN ANY MANNER DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE TERMS OF A WRITTEN AGREEMENT BETWEEN THE COMPANY AND THE INITIAL HOLDER HEREOF. SUCH AGREEMENT PROVIDES FOR CERTAIN TRANSFER RESTRICTIONS. THE SECRETARY OF THE COMPANY WILL UPON WRITTEN REQUEST FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE.

SECTION 12. SUCCESSORS AND ASSIGNS.

The Company may assign any of its rights under this RSU Agreement. This RSU Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this RSU Agreement will be binding upon Participant and Participant’s heirs, executors, administrators, legal representatives, successors and assigns.

SECTION 13. ENTIRE AGREEMENT; AMENDMENT; SEVERABILITY.

The Plan and Notice of Grant are incorporated herein by reference. The Plan, the Notice of Grant and this RSU Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. Within the limitations of the Plan, the Board may modify this Award. The foregoing notwithstanding, no modification of the Award shall, without Participant’s consent, materially impair Participant’s rights or increase Participant’s obligations under the Award. The Company may unilaterally waive any provision of the Award in writing, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof. If any provision of the Award is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

SECTION 14. PLAN.

The RSUs and all rights of the Participant under this RSU Agreement are subject to the terms and conditions of the Plan. Unless otherwise expressly provided in other sections of this RSU Agreement, provisions of the Plan that confer discretionary authority on the Board do not and shall not be deemed to create any rights in the Participant unless such rights are expressly set

APIGEE CORPORATION

RESTRICTED STOCK UNIT AGREEMENT

forth herein or are otherwise in the sole discretion of the Board so conferred by appropriate action of the Board under the Plan after the date hereof.

SECTION 15. NO RIGHTS AS EMPLOYEE, DIRECTOR OR CONSULTANT.

Nothing in the Plan, the Notice of Grant or this RSU Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent or Subsidiary of the Company, to terminate Participant’s Service, for any reason, with or without cause, affect the Participant’s status, if he or she is an employee, as an employee at will who is subject to termination without cause, confer upon the Participant any right to remain employed by or in Service to the Company or any Parent or Subsidiary of the Company, interfere in any way with the right of the Company or any Parent or Subsidiary of the Company at any time to terminate such employment or Service, or affect the right of the Company or any Parent or Subsidiary of the Company to increase or decrease the Participant’s other compensation.

SECTION 16. APPLICABLE LAW.

This RSU Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to its choice of law provisions).

APIGEE CORPORATION

RESTRICTED STOCK UNIT AGREEMENT